Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 31, 2018 – Griffon Corporation (NYSE:GFF) (the “Company” or “Griffon”) today reported results for the first fiscal quarter ended December 31, 2017.

Revenue was $437.3 million, an increase of 24% from the prior year quarter. Home & Building Products (“HBP”) revenue increased 40% and, as expected, Telephonics Corporation ("Telephonics") revenue decreased 25% compared to the prior year quarter.

Income from continuing operations was $22.8 million, or $0.53 per share, compared to $7.0 million, or $0.17 per share, in the prior year quarter. Current quarter results included tax benefits, net, for certain tax items which affect comparability (see tax section below) of $23.0 million, or $0.53 per share, acquisition related costs of $3.2 million ($2.3 million net of tax, or $0.05 per share) and the cost of a life insurance benefit of $2.6 million ($0.2 million net of tax, or $0.01 per share). The prior year quarter results included a discrete tax benefit, net, of $4.4 million, or $0.10 per share. Excluding these items from the respective quarterly results, income from continuing operations would have been $2.4 million, or $0.06 per share, compared to $2.6 million, or $0.06 per share, in the prior year quarter.

Segment adjusted EBITDA was $43.7 million, an increase of 9% from the prior year quarter primarily driven by HBP revenue growth, partially offset by the impact of Telephonics' revenue decline. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable.

Ronald J. Kramer, Chief Executive Officer, commented, “We are off to a solid start in the first quarter of fiscal 2018 as we continue to execute our strategic initiatives, including the integration of ClosetMaid and our four recent tuck-in acquisitions at AMES. Our businesses are performing well and we are working to further improve our operational efficiencies and enhance future profitability." Mr. Kramer added, "We are planning for the closing next week of our Clopay Plastics sale and the receipt of $475 million in cash."

Segment Operating Results
Home & Building Products
Revenue was $371.0 million, an increase of 40% compared to the prior year quarter primarily due to the acquisition of ClosetMaid and AMES' acquisitions of Tuscan Path, La Hacienda, Hills and Harper. Favorable mix and price increases at CBP as well as increased shipments of Canadian snow tools and certain pots and planters further contributed to the favorable variance.

Segment adjusted EBITDA was $39.5 million, an increase of 24% compared to the prior year quarter driven by increased revenue as noted above.

On October 2, 2017, Griffon completed the acquisition of ClosetMaid, a market leader of home storage and organization products, for approximately $185.7 million inclusive of post-closing adjustments, or $165 million net of the estimated present value of tax benefits under the current tax law. ClosetMaid adds to Griffon's Home and Building Products segment, complementing and diversifying Griffon's portfolio of leading consumer brands and products. ClosetMaid is expected to generate approximately $300 million in revenue in the first twelve months after the acquisition.

On November 6, 2017, AMES acquired Harper Brush Works (“Harper”), a division of Horizon Global, for approximately $5 million. Harper is a leading U.S. manufacturer of cleaning products for professional, home, and industrial use. The acquisition will broaden AMES’ long-handled tool offerings in North America to include brooms, brushes, and other cleaning tools and accessories. The acquisition is expected to contribute approximately $10 million in revenue in the first twelve months after the acquisition.

During fiscal 2017, AMES acquired Tuscan Path on September 29, 2017, for approximately $18 million (AUD 22.3 million), La Hacienda on July 31, 2017, for approximately $11.4 million (GBP 9.2 million) and Hills on December 30, 2016, for approximately $6.1 million (AUD 8.4 million).

Telephonics
Revenue was $66.3 million, a decrease of 25% from the prior year quarter as expected, primarily due to decreased maritime surveillance radar and airborne intercommunications systems revenue.

Segment adjusted EBITDA was $4.2 million compared to $8.1 million in the prior year quarter, driven by the decreased revenue.

Contract backlog was $332 million at December 31, 2017, compared to $351 million at September 30, 2017, with approximately 70% expected to be fulfilled within the next twelve months. The decrease in backlog was primarily due to the timing of various US and international contract awards associated with radar and surveillance opportunities.

Taxes
In the quarter ended December 31, 2017, the Company recognized a tax benefit of $24.9 million on a Loss before taxes from continuing operations of $2.1 million, compared to a tax benefit of $2.6 million on Income before taxes from continuing operations of $4.4 million in the comparable prior year quarter.

The quarters ended December 31, 2017 and 2016 tax rates included net tax benefits that affect comparability of $23.0 million and $4.4 million, respectively. The current year quarter ended December 31, 2017 discrete tax benefits included a $23.9 million benefit from the revaluation of net deferred tax liabilities resulting from the December 22, 2017 enactment of the tax reform bill. The prior year quarter ended December 31, 2016 included discrete tax benefits from the adoption of Financial Accounting Standards Board guidance which requires the company to recognize excess tax benefits from the vesting of equity awards within income tax expense. Excluding these tax items, the effective tax rates for the quarters ended December 31, 2017 and 2016 were 35.4% and 40.8%, respectively.

U.S. Tax Reform: On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act reduces the federal corporate tax rate on U.S. earnings to 21% and moves from a global taxation regime to a modified territorial regime. As Griffon has a September 30 fiscal year-end, the lower tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 24.5% for fiscal year ending September 30, 2018. Subsequent fiscal years will reflect the 21% federal tax rate. However, there are offsets to the lower tax rate, the most significant being the loss of the domestic manufacturing deduction and the deductibility of certain incentive compensation for executives. Griffon will continue to assess the impact of the tax reform through the balance of fiscal 2018.
Clopay Plastics
On November 16, 2017, Griffon entered into a definitive agreement to sell Clopay Plastic Products Company (“Clopay Plastics”) to Berry Global Group, Inc. (NYSE:BERY) for $475 million in cash. The transaction is subject to regulatory approval and customary closing conditions, and is expected to close in February 2018.

Balance Sheet and Capital Expenditures
At December 31, 2017, the Company had cash and equivalents of $84 million, total debt outstanding of $1,251 million, net of discounts and issuance costs, and $187.3 million available for borrowing under its revolving credit facility, subject to certain loan covenants. Capital expenditures were $10.8 million in the current quarter.

Share Repurchases
In August 2016, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the quarter ended December 31, 2017, Griffon did not repurchase any shares under the program. At December 31, 2017, $49.4 million remained under existing Board authorizations.

From August 2011 to December 31, 2017, Griffon repurchased 20,429,298 shares of its common stock for a total of $261.6 million or $12.81 per share.

Conference Call Information
The Company will hold a conference call today, January 31, 2018, at 8:30 AM ET.

The call can be accessed by dialing 1-888-378-4439 (U.S. participants) or 1-323-794-2149 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 2623292.

A replay of the call will be available starting on Wednesday, January 31, 2018 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 2623292. The replay will be available through Wednesday, February 14, 2018 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Headquartered in New York, N.Y., the Company was founded in 1959 and is incorporated in Delaware. Griffon is listed on the New York Stock Exchange and trades under the symbol GFF.

Griffon currently conducts its operations through two reportable segments:

•	Home & Building Products consists of three companies, AMES, CBP and ClosetMaid:

•	AMES, founded in 1774, is the leading US manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.

•
ClosetMaid, founded in 1965, is a leading North American manufacturer and marketer of closet organization, home storage, and garage storage products and sells to some of the largest home center retail chains, mass merchandisers, and direct-to-builder professional installers.

•
Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

Classified as a discontinued operation, Clopay Plastics, incorporated in 1934, is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products and sells to some of the world's largest consumer products companies.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable ("Segment adjusted EBITDA", a non-GAAP measure). Griffon believes this information is useful to investors for the same reason.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended December 31,
REVENUE	2017	2016
Home & Building Products:
AMES	$139,982	$120,724
CBP	154,236	143,460
ClosetMaid	76,760	—
Home & Building Products	370,978	264,184
Telephonics	66,325	88,093
Total consolidated net sales	$437,303	$352,277

Segment adjusted EBITDA:
Home & Building Products	$39,457	$31,807
Telephonics	4,199	8,108
Segment adjusted EBITDA	43,656	39,915
Net interest expense	(16,642)	(13,289)
Segment depreciation and amortization	(12,852)	(11,884)
Unallocated amounts	(10,436)	(10,311)
Acquisition costs	(3,185)	—
Cost of life insurance benefit	(2,614)	—
Income (loss) before taxes from continuing operations	$(2,073)	$4,431

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2017	2016
Home & Building Products
Segment operating profit	$27,751	$22,640
Depreciation and amortization	10,133	9,167
Acquisition costs	1,573	—
Segment adjusted EBITDA	39,457	31,807

Telephonics
Segment operating profit	1,480	5,391
Depreciation and amortization	2,719	2,717
Segment adjusted EBITDA	4,199	8,108

All segments:
Income from operations - as reported	15,037	17,860
Unallocated amounts	10,436	10,311
Other, net	(468)	(140)
Corporate acquisition costs	1,612	—
Cost of life insurance benefit	2,614	—
Segment operating profit from continuing operations	29,231	28,031
Depreciation and amortization	12,852	11,884
Acquisition costs	1,573	—
Segment adjusted EBITDA	$43,656	$39,915

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2017	2016
Revenue	$437,303	$352,277
Cost of goods and services	316,459	255,533
Gross profit	120,844	96,744

Selling, general and administrative expenses	105,807	78,884

Income from operations	15,037	17,860

Other income (expense)
Interest expense	(16,839)	(13,295)
Interest income	197	6
Other, net	(468)	(140)
Total other expense, net	(17,110)	(13,429)

Income (loss) before taxes from continuing operations	(2,073)	4,431
Benefit from income taxes	(24,904)	(2,613)
Income from continuing operations	$22,831	$7,044

Discontinued operations:
Income from operations of discontinued operations	$11,466	$8,545
Provision for income taxes	3,308	3,325
Income from discontinued operations	$8,158	$5,220

Net income	$30,989	$12,264

Income from continuing operations	$0.54	$0.18
Income from discontinued operations	0.19	0.13
Basic earnings per common share	$0.74	$0.31

Weighted-average shares outstanding	41,923	39,336

Income from continuing operations	$0.53	$0.17
Income from discontinued operations	0.19	0.12
Diluted earnings per common share	$0.72	$0.29

Weighted-average shares outstanding	43,336	42,312

Net income	$30,989	$12,264

Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(1,289)	(13,479)
Pension and other post retirement plans	9,559	544
Change in cash flow hedges	88	1,623
Total other comprehensive income (loss), net of taxes	8,358	(11,312)
Comprehensive income (loss), net	$39,347	$952

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	December 31, 2017	September 30, 2017
CURRENT ASSETS
Cash and equivalents	$84,420	$47,681
Accounts receivable, net of allowances of $6,291 and $5,966	212,023	208,229
Contract costs and recognized income not yet billed, net of progress payments of $5,165 and $4,407	120,200	131,662
Inventories, net	359,844	299,437
Prepaid and other current assets	64,837	40,067
Assets of discontinued operations held for sale	377,275	370,724
Assets of discontinued operations not held for sale	328	329
Total Current Assets	1,218,927	1,098,129
PROPERTY, PLANT AND EQUIPMENT, net	280,725	232,135
GOODWILL	385,076	319,139
INTANGIBLE ASSETS, net	277,160	205,127
OTHER ASSETS	15,675	16,051
ASSETS OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	2,952	2,960
Total Assets	$2,180,515	$1,873,541

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$12,593	$11,078
Accounts payable	197,814	183,951
Accrued liabilities	117,482	83,258
Liabilities of discontinued operations held for sale	85,737	84,450
Liabilities of discontinued operations not held for sale	3,924	8,342
Total Current Liabilities	417,550	371,079
LONG-TERM DEBT, net	1,238,393	968,080
OTHER LIABILITIES	84,534	132,537
LIABILITIES OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	5,225	3,037
Total Liabilities	1,745,702	1,474,733
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	434,813	398,808
Total Liabilities and Shareholders’ Equity	$2,180,515	$1,873,541

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$30,989	$12,264
Net (income) from discontinued operations	(8,158)	(5,220)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,958	11,988
Stock-based compensation	2,555	2,452
Provision (recovery) for losses on accounts receivable	(220)	112
Amortization of debt discounts and issuance costs	1,243	1,892
Deferred income taxes	(23,186)	(196)
Gain on sale of assets and investments	209	—
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable and contract costs and recognized income not yet billed	38,909	18,667
Increase in inventories	(28,073)	(13,663)
Increase in prepaid and other assets	(8,459)	(2,127)
Decrease in accounts payable, accrued liabilities and income taxes payable	(24,973)	(27,423)
Other changes, net	552	1,536
Net cash provided by (used in) operating activities	(5,654)	282
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(10,785)	(7,690)
Acquired businesses, net of cash acquired	(198,683)	(6,051)
Proceeds from sale of assets	439	86
Net cash used in investing activities	(209,029)	(13,655)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,990)	(2,499)
Purchase of shares for treasury	(4,332)	(15,073)
Proceeds from long-term debt	326,094	39,056
Payments of long-term debt	(52,973)	(7,295)
Change in short-term borrowings	35	—
Financing costs	(7,392)	(172)
Purchase of ESOP shares	—	(9,213)
Other, net	84	(349)
Net cash provided by financing activities	258,526	4,455
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	1,261	6,841
Net cash used in investing activities	(8,076)	(14,756)
Net cash provided by (used in) financing activities	396	(2,234)
Net cash used in discontinued operations	(6,419)	(10,149)
Effect of exchange rate changes on cash and equivalents	(685)	(1,217)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	36,739	(20,284)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	47,681	72,553
CASH AND EQUIVALENTS AT END OF PERIOD	$84,420	$52,269

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses and discrete and certain other tax items, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and earnings per share from continuing operations to Adjusted earnings per share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,
	2017	2016
Income from continuing operations	$22,831	$7,044

Adjusting items, net of tax:
Acquisition costs	2,348	—
Cost of life insurance benefit	248	—
Discrete and certain other tax benefits	(23,018)	(4,421)

Adjusted income from continuing operations	$2,409	$2,623

Diluted earnings per common share from continuing operations	$0.53	$0.17

Adjusting items, net of tax:
Acquisition costs	0.05	—
Cost of life insurance benefit	0.01	—
Discrete and certain other tax benefits	(0.53)	(0.10)

Adjusted earnings per common share from continuing operations	$0.06	$0.06

Weighted-average shares outstanding (in thousands)	43,336	42,312

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.